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                                                                      EXHIBIT 11
                                                                      ----------

                        CORTLAND BANCORP AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
              -----------------------------------------------------

                                              YEARS ENDED DECEMBER 31,
                                    --------------------------------------------
                                         1998            1997           1996
                                         ----            ----           ----
Average shares outstanding           3,558,645        3,500,157      3,421,713

Net Income ($000 Omitted)              $ 4,816          $ 4,454        $ 4,110

Basic Earnings per share               $  1.35          $  1.27        $  1.20

Diluted Earnings per share             $  1.35          $  1.27        $  1.20

     Average shares outstanding and earnings per share have been restated to give retroactive effect to both the 3% stock dividends paid as of January 1, 1999, 1998 and 1997 and the three-for-one stock split of May 15, 1998.

     More information regarding earnings per share is set forth in the Corporation's 1998 Annual Report to Shareholders, Page 11, Per Share Amounts, and is incorporated herein by reference.